Exhibit 4.6.3
SECOND SUPPLEMENTAL INDENTURE
     SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of February 5, 2007, between THE KANSAS CITY SOUTHERN RAILWAY COMPANY, a corporation duly organized and existing under the laws of the State of Missouri, and the successor by merger to each of Mid-South Microwave, Inc., and Rice-Carden Corporation (the “Company”), KANSAS CITY SOUTHERN (the “Parent”), and GATEWAY EASTERN RAILWAY COMPANY, PABTEX GP, LLC, PABTEX, L.P., SIS BULK HOLDING, INC., SOUTHERN DEVELOPMENT COMPANY, SOUTHERN INDUSTRIAL SERVICES, INC., and TRANS-SERVE, INC. (together with the Parent, the “Note Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, a national banking corporation, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Company and the Note Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of June 12, 2002, and supplemented by a Supplemental Indenture (the “First Supplemental Indenture”) dated as of June 10, 2005, providing for the issuance of an unlimited principal amount of 7 1/2% Senior Notes due 2009 (the “Securities”); and
     WHEREAS, Section 9.02 of the Indenture provides that, with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Securities (the “Requisite Consents”), the Company, the Note Guarantors and the Trustee may amend the Indenture;
     WHEREAS, Section 6.04 of the Indenture provides that, with the Requisite Consents, the Holders may waive existing Defaults as defined under the Indenture;
     WHEREAS, the Company has completed a consent solicitation (the “Consent Solicitation”) whereby the Company has obtained the Requisite Consents to amend certain sections of the Indenture (the “Amendments”) and waive certain Defaults under the Indenture occurring on or prior to the effectiveness of the Amendments and any and all rights to cause the acceleration of principal due and payable (the “Waivers”);
     WHEREAS, the Company has completed a consent solicitation (the “Consent Solicitation”) whereby the Company has obtained the Requisite Consents to amend certain sections of the Indenture (the “Amendments”);
     WHEREAS, in connection with the Consent Solicitation, Holders that delivered a valid consent on a timely basis (the “Consenting Holders”) are entitled to receive a cash fee (the “Cash Fee”) with respect to the Securities in respect of which they have validly consented if the conditions to the Consent Solicitation are met;
     WHEREAS, the Company, the Note Guarantors, and the Trustee are entering into this Second Supplemental Indenture in order to set forth the Amendments; and
     WHEREAS, this Second Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company, the Note Guarantors and the Trustee.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Note Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities that the Waivers shall become effective and binding upon the effectiveness of the Amendments, which shall read as follows:
ARTICLE 1
AMENDMENT OF THE INDENTURE
     Section 1.01. Amendment to Section 1.01 of the Indenture. The Company, the Note Guarantors and the Trustee hereby agree to amend Section 1.01, and Section 1.01 is hereby amended by:
     (a) Adding the following language at the end of the definition of Consolidated Interest Expense:
PROVIDED, that Consolidated Interest Expense shall exclude the interest expense of any Restricted Subsidiary in the same proportion as the net income of that Restricted Subsidiary is excluded from Consolidated Net Income.
     (b) Adding to the definition of Refinancing Indebtedness the following italicized words:
     “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Parent or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with this Indenture (including Indebtedness of the Parent that Refinances Refinancing Indebtedness) including any premiums, accrued interest, fees and expenses related to such refinancing, replacement, renewal, repayment or extension; provided, however, that (a) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (b) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (c) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus any premiums, accrued interest, fees and expenses related to such refinancing, replacement, renewal, repayment or extension and (d) if the Indebtedness being refinanced is subordinated in right of payment to the Securities, such Refinancing Indebtedness is subordinated in right of payment to the Securities at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (i) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company or (ii) Indebtedness of the Parent or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

ARTICLE 2
MISCELLANEOUS
     2.01. Ratification of Indenture, Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture and the First Supplemental Indenture are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Second Supplemental Indenture by the Company, the Note Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
     Notwithstanding the foregoing, the Amendments set forth herein will have no effect, and this Second Supplemental Indenture shall be null and void, if the Cash Fee is not paid to the Consenting Holders in accordance with the terms and conditions of the Consent Solicitation.
     2.02. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     2.03. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
     2.04. Severability Clause. In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     2.04. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     2.05. Definitions, Effect of Headings. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture. The section headings herein are for convenience only and shall not effect the construction thereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By:	Patrick J. Ottensmeyer

Patrick J. Ottensmeyer
Executive Vice President and Chief Financial Officer

THE KANSAS CITY SOUTHERN

By:	/s/ Patrick J. Ottensmeyer

Patrick J. Ottensmeyer
Executive Vice President and Chief Financial Officer

GATEWAY EASTERN RAILWAY COMPANY

By:	/s/ Paul J. Weyandt

Paul J. Weyandt
Vice President and Treasurer

PABTEX GP, LLC

By:	Southern Industrial Services, Inc., its sole member

By:	Patrick J. Ottensmeyer

Patrick J. Ottensmeyer
Vice President and Treasurer

PABTEX L.P.

By:	PABTEX GP, LLC, its general partner

By:	Southern Industrial Services, Inc., its sole member

By:	/s/ Patrick J. Ottensmeyer

Patrick J. Ottensmeyer
Vice President and Treasurer

SIS BULK HOLDING, INC.

By:	/s/ Patrick J. Ottensmeyer

Patrick J. Ottensmeyer
Vice President and Treasurer

SOUTHERN DEVELOPMENT COMPANY

By:	/s/ Patrick J. Ottensmeyer

Patrick J. Ottensmeyer
Vice President and Treasurer

SOUTHERN INDUSTRIAL SERVICES, INC.

By:	/s/ Patrick J. Ottensmeyer

Patrick J. Ottensmeyer
Vice President and Treasurer

TRANS-SERVE, INC.

By:	/s/ Patrick J. Ottensmeyer

Patrick J. Ottensmeyer
Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:	Richard Prokosch

Richard Prokosch
Vice President — Account Manager